CODE OF ETHICS

All employees and representatives of P/E Global LLC (the “Company”) should conduct themselves with integrity and act in an ethical manner in dealings with the public, Clients, customers, fellow employees and the firm. Conduct should reflect positively on the Company and on each person who has, or who will in the future work at the firm. The requirements set forth in this Code of Ethics are also intended to fulfill the Company’s obligations under CFTC, NFA and SEC dictates and the Federal Securities Laws including without limitation Rule 204A-1 promulgated under the Adviser’s Act and Rule 17j-1 promulgated under the Investment Company Act.

Each employee should take pride in his or her work, striving at all times for accuracy, clarity and professionalism.

I.	Compliance with Governing Laws and Regulations
A.
Employees shall maintain knowledge of and shall comply with all applicable laws, rules and regulation of any government, governmental agency and regulatory organization governing his or her professional, financial, or business activities, with particular attention to CFTC, NFA and SEC dictates and the Federal Securities Laws.

B.
Employees shall not knowingly participate in, or assist, any acts in violation of any applicable law, rule, or regulation of any government, governmental agency, or regulatory organization governing his or her professional, financial, or business activities.

C.	Employees shall not take any action based on Client or firm confidential information.

II.	Investment Recommendations and Actions
A.	Only NFA Associated Persons with at least two years of experience may make investment recommendations for Client portfolios.
B.	An employee shall make full, fair, accurate, timely and understandable disclosure in reports.
C.	An employee shall exercise diligence and thoroughness in making investment recommendations to Clients, or in taking investments action for Clients.
D.	An employee shall have a reasonable and adequate basis for such recommendations and actions, supported by data and research.
E.	An employee shall make diligent efforts to avoid any material misrepresentation in any report or investment.
F.	Each employee shall maintain appropriate records to support recommendations and to document trading activity.
G.	Employees shall consider the specific needs and requests of individual Clients when making investment decisions.
H.	Employees shall distinguish between facts and opinions when presenting investment recommendation. All data must include time frame, assumptions, and cite sources.

I.
Employees shall disclose to Clients the basic format and principles of the investment process by which securities are selected and portfolios constructed and shall promptly disclose to Clients any changes that might significantly affect those processes.

J.
An employee shall not make any statements, orally or in writing, which misrepresent 1) the services the firm is capable of performing, 2) the qualifications of such employee or the firm, and/or 3) the expected performance of an investment.

K.	An employee shall not make, orally or in writing, statements which misrepresent the investment performance that the employee or the firm has accomplished or can reasonably be expected to achieve.
L.	An employee shall make every reasonable effort to ensure that all performance information communicated to Clients is fair, accurate, and complete.
M.	An employee shall act fairly with all Clients when disseminating information or taking action.

III.	Relationships with Others
A.
Employees shall preserve the confidentiality of information communicated by a Client concerning matters within the scope of the confidential relationship, unless that information concerns illegal activities on the part of the Client.

B.	Employees shall take care to maintain independence and objectivity.

IV.	Professional Misconduct
A.	Employees shall not commit a criminal act that upon conviction materially reflects adversely on his honest, trustworthiness, or fitness to the financial industry.
B.	Employees shall not engage in conduct involving dishonesty, fraud, deceit, or misrepresentation.
C.	Employees shall promptly report any suspected violations to appropriate persons inside the Company.
D.	Employees shall be held accountable for adhering to the Code of Ethics.

V.	Personal Securities and Other Transactions
A.
Employees are required to conduct all Personal Securities Transactions in compliance with this Code of Ethics and should not take any action in connection with Personal Securities Transactions that could cause the appearance of unfairness or impropriety relative to Clients.

B.	Ambiguous situations should be brought to the attention of the Chief Compliance Officer and should be resolved in favor of Clients' interests.
C.
Employees must also: (i) have all Personal Securities Transactions involving Pre-Cleared Securities pre-approved; (ii) report all their Personal Securities Transactions involving Reportable Securities to the Company periodically; and (iii) certify their compliance with this Code on at least an annual basis in the form attached hereto as EXHIBIT D or via ComplySci.

D.	Employees may only effect a Personal Securities Transaction in a Pre-Cleared Security if it has been pre-approved by the Chief Compliance Officer.

E.
The Chief Compliance Officer will examine the impact of any proposed Personal Securities Transaction involving a Pre-Cleared Security in light of the provisions of this Code and the facts and circumstances surrounding the proposed transaction. In the event that an employee effects an unapproved or otherwise prohibited Personal Securities Transaction in a Pre-Cleared Security, such employee may be required at the discretion of the Chief Compliance Officer to close out his or her position in the Pre-Cleared Security and to disgorge any profit from the transaction. Such activity may subject the employee to additional reprimand, up to and including termination of such Access Person’s employment.

F.
The Chief Compliance Officer or her designee’s prior approval is required for each Personal Securities Transaction involving Pre-Cleared Securities. An employee shall obtain approval via ComplySci. Pre-approval must be obtained prior to the execution of the proposed Personal Securities Transaction in a Pre-Cleared Security. The Company will maintain a record of all such pre-clearances.

G.
Employees may not purchase and sell, or sell and purchase the same Sub-Advised Mutual Fund in any 30-day period, regardless of whether those transactions occurred in a single account (e.g., a brokerage account, a 401(k) account) or across multiple accounts in which the employee has beneficial interest. This prohibition will not apply with respect to automatic reinvestments of dividends, income or interest received from the Sub-Advised Mutual Fund.

H.	Employees may not open a futures trading account with a futures commission merchant.

VI.	Reporting Requirements
A.
Initial Securities Holdings Report. Within 10 days of the date an Access Person of the Company first becomes an Access Person, such Access Person must submit a report to the Company listing all Reportable Securities and Securities accounts in which he or she has a direct or indirect Beneficial Ownership.

B.
Annual Securities Holdings Report. Within 30 days after the end of each calendar year, each Access Person shall submit a report to the Company listing all Reportable Securities and Securities accounts in which such Access Person has a direct or indirect Beneficial Ownership. The information must be current as of a date no more than 45 days before the report is submitted.

C.	Securities Holdings Report. Each Securities Holdings Report required to be delivered by this Code shall be submitted via ComplySci.
D.
Quarterly Securities Transaction Reports. Within 30 days after the end of each calendar quarter, each Access Person must either (I) submit a report to the Company listing information about each transaction involving a Reportable Security in which such Access Person had, or as a result of the transaction, acquired, direct or indirect Beneficial Ownership during such calendar quarter or (II) comply with Section VI.E below. Each Quarterly Securities Transaction Report required to be delivered by this Code shall be submitted via ComplySci. If an Access Person had no reportable transactions or did not open any new

Securities accounts during the applicable quarter, such Access Person must still submit a report stating such.
E.
Brokerage Statements. All Access Persons who do not comply with Section VI.D, must have copies of all monthly or quarterly account statements relating to Personal Securities Transactions in all Securities accounts in which the Access Person had a direct or indirect Beneficial Ownership interest sent directly to the Company no later than 30 days after the end of each calendar quarter.

F.
The requirements set forth in this Section IV do not require any Access Person to submit any report with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control or any transaction report with respect to transactions effected pursuant to an automatic investment plan.

G.	All reports and any other information will be treated as confidential unless such information is required to be disclosed to certain regulatory or other authorities by operation of law.

VII.	Conflicts of Interest.

Employees must place the interests of the Company’s Clients first. As a fiduciary, an employee must scrupulously avoid serving his or her own personal interests ahead of the interests of the Company’s Clients. An employee may not cause a Client to take action, or not to take action, for his or her own personal benefit rather than the benefit of the Client.

A.	Priority of Transactions

•
An employee shall ensure that transactions for customers and employer have priority over transactions or other investments of which he or she is a beneficial owner, so that personal investments do not adversely affect Client transactions.

•
An employee, when making investment recommendations, or taking investment actions, shall disclose to Clients any material conflict of interest relating to the employee, and any material beneficial ownership of securities or other investments that could reasonably be expected to impair the employee’s ability to render unbiased and objective advice.

B.	Compensation

•
An employee shall inform his or her customers, Clients and employer of compensation or other benefit arrangements in connection with services provided to them, which are in addition to compensation from them for such services.

•
An employee shall make proper disclosure to a prospective Client or customer of any consideration paid or other benefit delivered to others for recommending his services to that prospective Client or customer.

•
An employee shall not undertake independent practice which could result in compensation or other benefit in competition with the Company or its affiliate unless he or she has received written consent from both his employer and the person for whom he undertakes independent employment.

C.	Gifts and Entertainment

No employee may accept or offer gifts and/or meals and entertainment from persons or entities that currently or may in the future do business with the Company unless the entertainment is valued at less than $2,000 per person, per year or the gifts are valued at less than $175 per person, per year. Discretion should be used in accepting invitations for dinners, entertainment, golf outings, sporting events, theater and other events. Under no circumstances shall any employee accept airfare and/or hotel accommodations from any person or entity doing business with the Company or accept or offer any gifts, favors or gratuities that could be viewed as influencing decision-making or otherwise could be considered as creating a conflict of interest on the part of the recipient.

D.	Outside Business Activities

No employee may serve on the board of directors or other governing board of any for-profit entity, unless he or she has received the prior written approval of the Company’s CCO. Approval will not be given unless a determination is made that the employee’s service on the board would be consistent with the interests of the Company’s Clients. Employees shall report all other outside business activities annually on the Annual Outside Activities Questionnaire submitted via ComplySci as described in the Policy Regarding Compliance Monitoring.

E.	Prohibition on Brokerage for Fund Sales

In accordance with Rule 12b-1(h)(1) promulgated under the Investment Company Act, neither the Company nor any of its affiliates may compensate any broker/dealer for any promotion or sale of a Sub-Advised Mutual Fund’s shares by directing to the broker/dealer (i) the Sub-Advised Mutual Fund’s portfolio transactions or (ii) any remuneration, including but not limited to any commission, mark-up, mark-down or other fee (or portion thereof) received or to be received from the Sub-Advised Mutual Fund’s portfolio transactions effected through any other broker/dealer. This policy does not prohibit the Company from executing portfolio transactions through broker/dealers who also promote or sell the Sub-Advised Mutual Fund’s shares so long as both the following requirements are met:

•
The persons responsible for selecting broker/dealers to effect the Sub-Advised Mutual Fund’s portfolio transactions (“trading responsible personnel”) do not take into account, in making those decisions, broker/dealers’ promotion or sales of the Sub-Advised Mutual Fund’s shares.

•
The Sub-Advised Mutual Fund, the Company and the Sub-Advised Mutual Fund’s principal underwriter do not enter into any formal or informal written or oral agreement or other understanding under which the Sub-Advised Mutual Fund or the Company directs, or is expected to direct, brokerage transactions or revenue generated by those transactions to a selling broker/dealer in recognition of the promotion or sale of the Sub-Advised Mutual Fund’s shares.

To the extend any of the Company’s employees acquire access to information about the amount of shares of the Sub-Advised Mutual Fund sold by a particular broker/dealer, such employees are prohibited from sharing such information with the Company’s trading responsible personnel.

VIII.	Code Enforcement
The Chief Compliance Officer and the Company’s compliance department shall:

A.	primarily be responsible for administering and enforcing the provisions of this Code.
B.
maintain a current list of all Access Persons; supervise, implement and enforce the terms of this Code; provide each Access Person with a current copy of this Code of Ethics and any amendments thereto; notify each person who becomes an Access Person of the reporting requirements and other obligations under this Code of Ethics at the time such person becomes an Access Person; require each Access Person to submit a signed Certificate of Compliance with the Code of Ethics attached hereto as EXHIBIT D or submit such certification via ComplySci.

C.	determine whether any particular Personal Securities Transactions should be exempted pursuant to the provisions of this Code of Ethics;
D.
maintain files of statements and other information to be reviewed for the purpose of monitoring compliance with this Code of Ethics, which information shall be kept confidential by the Company, except as required to enforce this Code of Ethics, or to participate in any investigation concerning violations of applicable laws;

E.
review all Securities Holdings Reports required to be provided by each Access Person pursuant to this Code of Ethics: (a) for each new Access Person, to determine if any conflict of interest or other violation of this Code of Ethics results from such person becoming an Access Person; and (b) for all Access Persons, to determine whether a violation of this Code of Ethics has occurred;

F.	review on a quarterly basis all Securities reported on the Quarterly Securities Transaction Reports required to be provided by each Access Person pursuant to this Code of Ethics for such calendar quarter to determine whether a Code of Ethics violation may have occurred;
G.	review any other statements, records and reports required by this Code of Ethics; and
H.	review on a regular basis and update as necessary, this Code of Ethics.

IX.	Violations of this Code of Ethics
A.
If the Chief Compliance Officer determines that a violation of this Code of Ethics has occurred, the Chief Compliance Officer shall prepare a record of explanatory material regarding such violation and shall immediately take remedial or corrective action in consultation with senior management if necessary. The Chief Compliance Officer shall ensure that another employee monitors the CCO’s own Securities holdings and transactions in accordance with the reporting requirements set forth in this policy.

B.
If the Chief Compliance Officer finds that an Access Person has violated this Code of Ethics, the Chief Compliance Officer will discuss with Senior Management of the Company and potentially impose sanctions appropriate in view of the facts and circumstances. Sanctions with respect to any Access Person may include written warning, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the offending Access Person. In addition, the Company reserves the right to require the offending Access Person to reverse, cancel or freeze, at the Access Person’s expense, any transaction or position in a specific Security if the Company believes the transaction or position violates this Code of Ethics and/or the Company’s general fiduciary duty to its Clients, or otherwise appears improper.

X.	Freedom to Report Violations
A.
All employees, contractors, subcontractors or agents are required to promptly report “apparent” or “suspected” violations in addition to actual or known violations of this Code as well as the overall Manual to the Company’s CCO. Examples of the types of reporting required include, but are not limited to, noncompliance with applicable laws, rules and regulations; fraud or illegal acts involving any aspect of the operating entity’s business; material misstatements in regulatory filings, internal books and records, client records or reports; activity that is harmful to clients, including shareholders of any collective investment vehicle; and deviations from required controls and procedures that safeguard clients and the operating entity. All such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of this Code. Employees are encouraged to seek advice from the Company’s CCO with respect to any action which may violate the Code.

B.
Any Reporting Person believing a violation is occurring or has occurred is encouraged to report that information to the Company’s CCO. Except as may be required by applicable law, the CCO shall keep the name of the Reporting Person confidential.

C.
Upon receiving information about a suspected violation, the CCO shall undertake a preliminary investigation to determine if the information can be substantiated. Reporting Persons will be kept informed of the status of the investigation by the CCO. The CCO will report details of the violation to the persons under investigation, appropriate management, and as necessary, other appropriate U.S. federal and state regulatory and law enforcement authorities.

D.
In order to monitor whether the Reporting Person is being subjected to reprisals or retaliation, the CCO shall from time to time contact the Reporting Person to determine whether any changes in the Reporting Person’s work situation has occurred as a result of providing such information. If the CCO determines that any reprisal or retaliation has occurred, a report of this shall be made to the Management Committee.

E.	Any Reporting Person who feels he or she has been the subject of reprisal or retaliation because of his or her providing information should immediately notify the CCO.

F.
Any employee who is dissatisfied with the results of any internal investigation initiated because of their report retains their right to report any good faith violation to appropriate U.S. federal and state regulatory and law enforcement authorities.

G.
The Company and its officers, employees, contractors, subcontractors and agents are prohibited from discharging, demoting, suspending, threatening, harassing, or in any other manner discriminating against Reporting Persons in the terms and conditions of employment because of any lawful act done by Reporting Persons to provide information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which the Reporting Persons reasonably believes constitutes a violation. Reporting Persons have the option, and are encouraged to report any violation to the CCO with confidentiality. This policy is intended to create an environment where employees can act without fear of reprisal or retaliation.

XI.	Escalation Procedures
No employee, including Senior Management, may inappropriately circumvent the Company’s internal controls system, knowingly violate applicable laws, rules and regulations, engage in fraud or illegal acts involving any aspect of the operating entity’s business, knowingly make material misstatements in regulatory filings, internal books and records, client records or reports or engage in any activity that is knowingly harmful to clients, including shareholders of any collective investment vehicle. To the extent, any employee engages in any of the aforementioned activities, the following escalation procedures shall apply:
A.
If the employee suspected of the violation is not a member of Senior Management, then the CCO shall discuss the suspected violation with Senior Management and determine appropriate sanctions if necessary.

B.
If the employee suspected of the violation is a member of Senior Management or the CCO, then the violation shall be reported to the chairman of the Company’s Advisory Board. The Advisory Board shall be responsible for investigating the suspected violation and determining whether a violation occurred. If the Advisory Board determines that the CCO committed a violation, then the Advisory Board shall determine the appropriate sanctions. If the Advisory Board determines that a member of Senior Management committed a violation, then the Advisory Board shall determine the appropriate sanctions and, if the Advisory Board deems the violation to be material, report the matter to the Company’s regulator.

XII.	Recordkeeping
The Company will maintain records in accordance with the Company’s Recordkeeping Policy, and specifically shall maintain:
A.	a copy of this Code of Ethics and any other preceding Code of Ethics that, at any time within the past 5 years, has been in effect in an easily accessible place;
B.
a record of any Code of Ethics violation and of any sanctions imposed for a period of not less than 5 years following the end of the fiscal year in which the violation occurred, the first 2 years in an easily accessible place;

C.
a copy of each report made by an Access Person under this Code of Ethics for a period of not less than 5 years from the end of the fiscal year in which it is made, the first 2 years in an easily accessible place;

D.
a record of all persons who are, or within the past 5 years have been, required to submit reports under this Code of Ethics, or who are or were responsible for reviewing these reports for a period of at least 5 years after the end of the fiscal year in which the report was submitted, the first 2 years in an easily accessible place; and

E.
record of any decision to approve the acquisition by an Access Person of Pre-Cleared Securities, for a period of at least 5 years after the end of the fiscal year in which the approval is granted, the first 2 years in an easily accessible place.

F.	Copies of all written acknowledgements of the Code of Ethics for all employees shall be submitted in writing or via ComplySci.

EXHIBIT D
Certificate of Compliance
for
 the code of ethics

Name of Access Person (please print)

This is to certify that the Code of Ethics of P/E Global LLC (the “Company”) was distributed to me on January 7, 2019. I have read and understand this policy. I certify that I have complied with this policy during the course of my employment by, or association with, the Company, and that I will continue to adhere to this policy during the course of my employment or association in the future. Moreover, I agree to promptly report to the Chief Compliance Officer any violation or possible violation of this policy of which I became aware.

I understand that a violation of this policy is grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Signature

Date

PLEASE RETURN A SIGNED ORIGINAL OF THIS DOCUMENT TO THE CHIEF COMPLIANCE OFFICER.